                                                         Exhibit 11
                                                         ----------


                            CONRAIL INC.
                            ------------
                   EARNINGS PER SHARE COMPUTATIONS
                   -------------------------------
                  ($ In Millions Except Per Share)


                                       Years Ended December 31,
                                       ------------------------
                                        1994    1993     1992
                                        ----    ----     ----
Primary
- -------
Income before the cumulative effect
 of changes in accounting
 principles (1)                          $324    $234    $282

Dividends declared on Series A ESOP
 convertible junior preferred stock
 (ESOP Stock), net of tax benefits        (13)   (13)     (14)
                                         ----   ----     ----
                                          311    221      268
Charges relative to the cumulative
 effect of changes in accounting
 principles (1)                                  (74)
                                         ----   ----     ----
Adjusted net income                      $311   $147     $268
                                         ====   ====     ====
Fully Diluted
- -------------
Income before the cumulative effect
 of changes in accounting
 principles (1)                           324    234      282

Nondiscretionary adjustment (2)            (5)    (6)      (7)
                                         ----   ----     ----
                                          319    228      275

Charges relative to the cumulative
 effect of changes in accounting
 principles (1)                                  (74)
                                         ----   ----     ----
Adjusted net income                      $319   $154     $275
                                         ====   ====     ====

                                 Page 1 of 3


                                                              Exhibit 11
                                                              ----------

                              CONRAIL INC.
                              ------------
                    EARNINGS PER SHARE COMPUTATIONS
                    -------------------------------
                    ($ In Millions Except Per Share)

                                                Years ended December 31,
                                      ----------------------------------------
                                            1994           1993         1992
                                      -------------   ------------ -----------

Weighted average number of shares (3)
  Primary
    Weighted average number of
     common shares outstanding           79,089,464    79,656,302   80,823,000
  Effect of shares issuable under
      stock option plans                    585,317       990,193      920,648
                                         ----------    ----------   ----------
                                         79,674,781    80,646,495   81,743,648
                                         ==========    ==========   ==========

  Fully diluted
    Weighted average number of
     common shares outstanding           79,089,464    79,656,302   80,823,000
    ESOP Stock                            9,887,940     9,954,311    9,966,200
    Effect of shares issuable under
     stock option plans                     585,317     1,225,369    1,066,993
                                         ----------    ----------   ----------
                                         89,562,721    90,838,982   91,856,193
                                         ==========    ==========   ==========
Income per common share (3)
  Before the cumulative effect of
   changes in accounting principles
    Primary                                   $3.90         $2.74        $3.28
    Fully diluted                              3.56          2.51         2.99

  Cumulative effect of changes in
   accounting principles
    Primary                                                  (.92)
    Fully diluted                                            (.81)

Net income
    Primary                                   $3.90         $1.82        $3.28
    Fully diluted                              3.56          1.70         2.99


                                 Page 2 of 3


                                                        Exhibit 11
                                                        ----------
                        CONRAIL INC.
                        ------------
               EARNINGS PER SHARE COMPUTATIONS
               -------------------------------


Notes:  1.  The Company adopted Statement of Financial Accounting
            Standards No. 106 ("Employers'Accounting for
            Postretirement Benefits Other Than Pensions") and Statement of Financial Accounting Standards No. 109 ("Accounting for Income Taxes") effective January 1, 1993. As a result, the Company recorded cumulative after tax charges of $22 million and $52 million, respectively.

        2. Represents the increase, net of income tax benefits, in ESOP-related expenses assuming conversion of all ESOP Stock to common stock.

        3. The Company's Board of Directors authorized a two-for-one common stock split which was effected in the form of a stock dividend distributed on September 15, 1992. The Board of Directors also declared a stock dividend on the ESOP Stock in the amount of one share of ESOP Stock for each share of ESOP Stock outstanding as of August 31, 1992 and which was distributed on September 15, 1992. All references with regard to the number of shares for common stock, ESOP Stock, and shares issuable under stock option plans and per share amounts have been restated to reflect the stock splits.








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